UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   May 26, 2010

JAVO BEVERAGE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26897	48-1264292
(State or other jurisdiction of incorporation)	(Commission File Number)	I.R.S. Employer Identification Number

1311 Specialty Drive, Vista, CA	92081
(Address of principal executive office)	(Zip Code)

(760) 560-5286
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On May 26, 2010, Cody Ashwell tendered his resignation, effective immediately, as the Chief Executive Officer, Chairman and as a director of Javo Beverage Company, Inc. (the "Company").  Mr. Ashwell’s resignation as a director does not relate to any disagreements with the Company or the Board of Directors (the “Board”). The Board is treating Mr. Ashwell’s resignation as a termination without cause under his Employment Agreement, which entitles him to the following severance benefits: (i) one year’s salary continuation, and (ii) the vesting and receipt of 2,000,000 shares of restricted common stock of the Company granted to him in June of 2009.  Additionally, the Company has agreed to pay for Mr. Ashwell’s COBRA payments for family health insurance coverage for a period of 12 months.

Stanley Greanias, 65, was elected to serve as the Interim Chief Executive Officer while the Board conducts a search for a permanent successor.  Mr. Greanias joined the Board in March 2010 and previously served as the President and Chief Executive Officer of the Greek American Restaurant Cooperative since 2009.  From 2005 to 2007, he served as the President and Chief Executive Officer of Grecian Delight Foods, Inc.  From 1999 to 2003, Mr. Greanias was the Vice President of Sara Lee Corporation and the Chief Executive Officer of Sara Lee Coffee and Tea, North America.  From 1990 to 1999, he was Group President of Sara Lee Coffee and Tea, North America and from 1985 to 1990, the President and CEO of Superior Coffee.  From 1992 to 1993, Mr. Greanias served as the chairman of the National Coffee Association.

Ronald S. Beard will serve as the Chairman of the Board.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is being furnished herewith:

Exhibit 99.1	Press Release, dated May 27, 2010

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAVO BEVERAGE COMPANY, INC.

Date: May 27, 2010	By:	/s/ Richard A. Gartrell
	Name:	Richard A. Gartrell
	Title:	Chief Financial Officer

Exhibit Index

Exhibit Number	Description

99.1	Press release, dated May 27, 2010